                                                                   Exhibit 11.1

                         DIGITAL MICROWAVE CORPORATION
                       COMPUTATION OF PER SHARE EARNINGS
                   (In thousands, except per share amounts)
                                  (Unaudited)


                                                  Three Months Ended      Nine Months Ended
                                                   December 31, 1997      December 31, 1997
                                                  ------------------      -----------------
                                                   1997        1996        1997        1996
                                                   ----        ----        ----        ----
Basic:
 Weighted average shares outstanding              38,009      32,194      37,634      31,941





Diluted:
 Weighted average shares outstanding              38,009      32,194      37,634      31,941
 Common stock equivalents                          1,832       1,925       1,981       1,334
                                                  ------      ------      ------      ------
                                                  39,841      34,119      39,615      33,275


Earnings per share:
 Basic                                            $  .23      $  .12      $  .59      $  .22
                                                  ------      ------      ------      ------
                                                  ------      ------      ------      ------
 Diluted                                          $  .22      $  .11      $  .56      $  .22
                                                  ------      ------      ------      ------
                                                  ------      ------      ------      ------


All amounts adjusted for the two-for-one stock split of the Company's Common Stock, effected November 24, 1997, with 1996 amounts restated accordingly.